April 27, 2026

Walter Mayer
Senior Vice President, General Counsel
BATTALION OIL CORP
820 Gessner Road, Suite 1100
Houston, Texas 77024

       Re: BATTALION OIL CORP
           Registration Statement on Form S-3
           Filed April 21, 2026
           File No. 333-295204
Dear Walter Mayer:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Kevin Dougherty at 202-551-3271 with any questions.



                                                           Sincerely,

                                                           Division of
Corporation Finance
                                                           Office of Energy &
Transportation
cc:    David S. Bakst